EXHIBIT 11.1


                        OSTEOTECH, INC. AND SUBSIDIARIES
                   COMPUTATION OF PRIMARY NET INCOME PER SHARE


                                                                Three Months                               Nine Months
                                                            Ended September 30,                        Ended September 30,
                                                      ------------------------------------------------------------------------------
                                                         1997                1996                1997                     1996
 -----------------------------------------------------------------------------------------------------------------------------------
   Net income                                          $1,608,000             $251,000             $3,843,000           $624,000
                                                     ===============================================================================

   Shares used in computing net income per share:

     Weighted average Common shares
      outstanding                                       8,196,979            7,799,014             8,016,508           7,708,261

     Weighted average Common shares
      issuable upon the exercise of
      outstanding stock options and
      warrants                                          1,703,060            1,336,573             1,915,825           1,430,849

     Application of assumed
      proceeds towards repurchase
      of outstanding Common shares
     using the Treasury Stock
      method                                             (615,058)(a)         (892,764)(a)         (987,743)(b)         (834,615)(b)
                                                      ------------------------------------------------------------------------------
         Shares used in computation                     9,284,981            8,242,823            8,944,590            8,304,495
                                                      ==============================================================================
  Primary net income per share                               $.17                 $.03                 $.43                 $.08
====================================================================================================================================

       (a) Computed using assumed proceeds of $9,690,846 and average market value of $15.76 in 1997 and proceeds of $5,679,766 and an average market value of $6.36 in 1996.

       (b) Computed using assumed proceeds of $10,608,363 and an average market value of $10.74 in 1997 and proceeds of $5,833,961 and an average market value of $6.99 in 1996.



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